WILSHIRE MUTUAL FUNDS, INC.
                        WILSHIRE VARIABLE INSURANCE TRUST
                   CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
                            SENIOR FINANCIAL OFFICERS

I.       Covered Officers/Purpose of the Code

         This code of ethics (this "Code") for the Wilshire Mutual Funds, Inc. (the "Company") and Wilshire Variable Insurance Trust (the "Trust" and with the Company, the "Funds") applies to the Funds' Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer (the "Covered Officers" each of whom are set forth in Exhibit A) for the purpose of promoting:

     o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     o full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Funds;

     o   compliance with applicable governmental laws, rules and regulations;

     o the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

     o   accountability for adherence to the Code.

         Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

         Overview. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his or her service to, the Funds. For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Funds.

         Certain conflicts of interest arise out of the relationships between Covered Officers and the Funds and already are subject to conflict of interest provisions in the Investment Company Act of 1940 (the "1940 Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Funds because of their status as "affiliated persons" of the Funds. The Funds' compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.


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         Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, contractual and other relationships between the Funds and Wilshire Associates Incorporated, the Funds' investment adviser (the "Adviser"), of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Funds or for the Adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the Adviser and the Funds. The participation of the Covered Officers in such activities is inherent in the relationships between the Funds and the Adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Funds. Thus, if performed in conformity with the provisions of the 1940 Act, such activities will be deemed to have been handled ethically.

         Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the 1940 Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Funds.

                                      * * *

     Each Covered Officer must:

     o not use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Funds whereby the Covered Officer would benefit personally to the detriment of the Funds;

     o not cause the Funds to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Funds;

     o not use material non-public knowledge of portfolio transactions made or contemplated for the Funds to trade personally or cause others to trade personally in contemplation of the market effect of such transactions; or

     o not retaliate against any other Covered Officer or any employee of the Funds or their affiliated persons for reports of potential violations that are made in good faith.

         There are some conflict of interest situations that should always be approved by the Funds' Audit Committee, if material. Examples of these include:

     o service as a director on the board of any public or private company;

     o        the receipt of any non-nominal gifts;

     o the receipt of any entertainment from any company with which the Funds have current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;


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     o        any ownership interest in, or any consulting or employment relationship with, any of the Funds' service providers, other than the Adviser; and

     o a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Funds for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

III.     Disclosure and Compliance

     o Each Covered Officer should familiarize himself or herself with the disclosure requirements generally applicable to the Funds;

     o each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Funds to others, whether within or outside the Funds, including to the Funds' Board and auditors, and to governmental regulators and self-regulatory organizations;

     o each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Funds and the Adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds file with, or submit to, the SEC and in other public communications made by the Funds; and

     o it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.  Reporting and Accountability

     Each Covered Officer must:

     o upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he or she has received, read, and understands the Code;

     o annually thereafter affirm to the Board that he or she has complied with the requirements of the Code; and

     o notify the Funds' Audit Committee promptly if he or she knows of any violation of this Code. Failure to do so is itself a violation of this Code.

         The Funds' Audit Committee is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, the Audit Committee may consult with the Funds' counsel in applying and interpreting this Code.

         The Funds will follow these procedures in investigating and enforcing this Code:


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     o        the Funds' Audit  Committee  will take all  appropriate  action to investigate  any potential  violations reported to him;

     o if, after such investigation, the Audit Committee believes that no violation has occurred, the Audit Committee is not required to take any further action;

     o if the Audit Committee believes that a violation has occurred, the Audit Committee will inform the Board, which will consider appropriate action, which may include: review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the Adviser or the Adviser's board; or a recommendation to dismiss the Covered Officer;

     o the Audit Committee will be responsible for granting waivers, as appropriate; and

     o any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.   Other Policies and Procedures

         This Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, the Adviser, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Funds' code of ethics under Rule 17j-1 under the 1940 Act is a separate requirement applying to the Covered Officers and others, and is not part of this Code.

VI. Amendments

         Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board, including a majority of the independent Board members.

VII. Confidentiality

         All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board, counsel to the Funds and the independent Board members, the Funds and the Adviser.

VIII. Internal Use

         The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of the Funds, as to any fact, circumstance, or legal conclusion.

Adopted by Wilshire Mutual Funds, Inc.: August 22, 2008, as amended December 4, 2009

Adopted by Wilshire Variable Insurance Trust: August 7, 2003, as amended October 4, 2004, February 25, 2005, August 5, 2005, August 22, 2008 and December 4, 2009




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                                    EXHIBIT A

                     Persons Covered by this Code of Ethics
                     --------------------------------------
                         Lawrence E. Davanzo, President

                           Michael Wauters, Treasurer




                                       A-1
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                            Affirmation to the Board


         I am a Covered Officer under the Wilshire Mutual Funds, Inc. and Wilshire Variable Insurance Trust Code of Ethics for Principal Executive and Senior Financial Officers (the "Code"). I affirm that I have received, read and understand the Code.


 Date:___________________________                       ________________________


                                                        Name: __________________


                                                        Title: _________________